EXHIBIT 14.1


                                 CODE OF ETHICS

                              COMMUNICATE.COM INC.

OVERVIEW

Communicate.com Inc. ("Communicate") has adopted a code of ethics that is applicable to every officer, director, employee and consultant of the company and its affiliates (collectively the "Employee" or "Employees"). The Code reaffirms the high standards of business conduct required of all Employees. The Code is part of Communicate's continuing efforts to (1) ensure that it complies with all applicable laws, (2) have an effective program in place to prevent and detect violations of law, and (3) educate and train its Employees to be aware and understand ethical business practices. In most circumstances, the Code sets standards that are higher than the law requires.

OBJECTIVE

One of Communicate's objectives is to conduct all business operations in the utmost ethical manner. Communicate cares about its Employees, shareholders, clients, suppliers, and the communities in which it conducts its business operations. In the course of meeting its business objectives, Communicate considers it essential that all Employees understand and comply with the Code and therefore share and participate in Communicate's way of conducting business.

STANDARD OF CONDUCT

Communicate insists that all aspects of its business operations are conducted with honesty, integrity and fairness, and with respect for the interests of those affected by its business and activities. Communicate also expects the same in its relationships with all those with whom it does business.

Each Employee must maintain and foster integrity and honesty in all dealings with clients and all business transactions. Each Employee must commit to act according to the highest ethical standards and is expected to apply ethical business practices in administrative and financial aspects of the business operations of Communicate.

No code of conduct can hope to lay down appropriate behavior for every situation, nor should it seek to do so. Each Employee is required to make a careful and considered judgement of what is right and proper in any particular situation.

It is the obligation of every Employee in conducting the business operations of Communicate to be responsible, honest, trustworthy, conscientious, and dedicated to the highest standards of ethical business practices. Accordingly, all Employees are required to avoid not only impropriety, but also the appearance of impropriety in conducting the business operations of Communicate.

ACCURACY OF RECORDS

Communicate's accounting records and supporting documents must accurately describe and reflect the nature and result of Communicate's business operations. All activities and

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results of Communicate's business operations must be presented in a fair and balanced manner.

All business transactions must be properly authorized as well as completely and accurately recorded on Communicate's books. Procedures for doing so must comply with Communicate's financial policy and follow Communicate's policy for authorization and documentation, as well as follow generally accepted accounting practices. Budget proposals and other financial evaluations and forecasts must fairly represent all information relevant to the business transaction. In addition, no unrecorded cash funds or other asset accounts will be established or maintained for any purpose. Misapplication or improper use of corporate or property or false entry to records by officers, directors, employees or others must be reported to Board of Communicate.

COMMUNICATING ACCURATE AND TIMELY INFORMATION

In all interactions and communications, whether with shareholders, the public, clients, government agencies, or others inside or outside of Communicate, each Employee is expected to be truthful and forthright. This includes making accurate statements, not misrepresentations or statements intended to mislead or misinform; and responding promptly, accurately, and with full disclosure to requests from governmental agencies for information or documents.

RECORD KEEPING AND RETENTION

To help maintain the integrity of Communicate's record-keeping and reporting systems, each Employee must know his or her area's records retention procedures, including how data is stored and retrieved. It is that person's responsibility to know how to document and transact any entries or records that he or she is responsible for. All Employees are expected to comply fully and accurately with all audits, including responding in a timely fashion to requests for records or other material from or on behalf of Communicate's auditors or management.

OBEYING THE LAW

All Employees of Communicate are required to comply with (1) the letter and the spirit of laws and regulations of the countries in which Communicate conducts business operations, (2) the accepted business practices in commercial markets, and (3) any contractual terms and conditions applicable to any business transaction.

Each Employee must commit to know and abide by all applicable laws and regulations.

A breach of any law, regulation or ethical standard by any Employee will not be justified by the pursuit of profit or the departure from acceptable practice by competitors.

INSIDER TRADING

The applicable laws prohibit any Employee from buying or selling Communicate's stock or any other kind of public security as a result of inside information. It is also illegal and unethical to provide such information about Communicate to other individuals or companies so that they may gain. As a result, every Employee is prohibited under the Code from trading in stock of Communicate, clients or suppliers as a result of any inside information.


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ENVIRONMENTAL ISSUES

Communicate is committed to running its business in an environmentally sound and sustainable manner. Communicate's objective is to ensure that its business operations have the minimum adverse environmental impact commensurate with the legitimate needs of its business operations.

DECLARATION OF INTEREST

Each Employee is required to reveal any personal interest that may impinge or might reasonably be deemed by others to impinge on the Employee's business dealings with industry.

Communicate expects its Employees to avoid (1) personal activities and financial interests that could conflict with their responsibilities and obligations and
(2) giving assistance to competitors, which could be in conflict with the interests of Communicate or its clients. All Employees are required to seek the consent of Communicate's management if they intend to become partners or shareholders in companies outside of Communicate's corporate structure.

CONFIDENTIALITY

Employees must respect the confidentiality of information received in the course of business dealings and must never use such information for personal gain. Information given by Employees in the course of business dealings must be true and fair and never designed to mislead.

Confidential information can only be revealed upon written authorization of management.

Employees must not use or disclose Communicate's trade secrets, proprietary, or confidential information, or any other confidential information gained in the performance of their duties for Communicate as a means of making private profit, gain or benefit.

In today 's electronic age, posting information on Internet bulletin boards or even communicating in chat rooms is the same as "speaking to the media". Employees must not use these forums to discuss matters or opinions related to Communicate or any of its businesses, or to respond to comments about Communicate.

PRODUCT AND SERVICE QUALITY ASSURANCE

Communicate is committed to providing products and services that consistently offer value in terms of price and quality that is equivalent to or greater than accepted industry standards.

FAIR COMPETITION

Communicate is committed to vigorous yet fair competition and supports the development of appropriate competition laws. Each Employee must avoid any business arrangement that might prevent the effective operation of fair competition.

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COMPLIANCE WITH THE CODE

It is the responsibility of the Board of Communicate to ensure that the standards embodied in the Code are communicated to, understood and observed by all Employees. The Board of Communicate will not criticize management for any loss of business resulting from adherence to the Code. Equally, the Board of Communicate undertakes that no Employee will suffer as a consequence of bringing to their attention, or that of senior management, a breach or suspected breach of the Code.

The standards set out in the Code directly reflects Communicate's high ethical standards. Communicate expects and requires each and every Employee, as a representative of Communicate, to fulfill Communicate's ethical commitment in a way that is visible to the outside world with which Communicate conducts its business operations.

Each Employee is responsible for complying with the standards set out in the Code and must ensure that their personal conduct is above reproach.

Each Employee has an obligation to assure that the conduct of others around him or her complies with the Code.

All Employees have a legal, moral, and ethical duty to report to the Board of Communicate and the appropriate authorities any known or suspected violations of law, regulations or corporate policy, including the Code.

Breaches of law, regulations and the standards of conduct listed above may lead to serious consequences for the Employee concerned.

ENFORCEMENT OF CODE

The Code will be enforced at all levels fairly and without prejudice.

Any breach of any standard of the Code may result in disciplinary action, up to and including termination.

ANNUAL ACKNOWLEDGEMENT

Each Employee will be required to sign a statement annually that he or she has read and understands Communicate's Code of Ethics. This statement will also require that the Employee state that he or she is in full compliance with the Code.


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                        ACKNOWLEDGEMENT AND CERTIFICATION

I acknowledge and certify that I have read and understand the information set forth in the Code of Ethics of Communicate.com Inc. and will comply with these principles in my daily work activities. I am not aware of any violation of the standards of Communicate's Code of Ethics.

Date:
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Name (print):
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Position:
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Address:
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Signature:
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